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                          AGREEMENT AND PLAN OF MERGER

                                      Among

                  INTERNATIONAL BUSINESS MACHINES CORPORATION,

                            INDIGO ACQUISITION CORP.

                                       and

                               EDMARK CORPORATION

                          Dated as of November 12, 1996


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                    ARTICLE I

                                    The Offer

SECTION 1.01.  The Offer................................................      2
SECTION 1.02.  Company Actions..........................................      4

                                   ARTICLE II

                                   The Merger

SECTION 2.01.  The Merger...............................................      6
SECTION 2.02.  Closing..................................................      6
SECTION 2.03.  Effective Time...........................................      6
SECTION 2.04.  Effects of the Merger....................................      7
SECTION 2.05.  Articles of Incorporation and Bylaws.....................      7
SECTION 2.06.  Directors................................................      7
SECTION 2.07.  Officers.................................................      7

                                   ARTICLE III

                Effect of the Merger on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

SECTION 3.01.  Effect on Capital Stock..................................      8
               (a)  Capital Stock of Sub................................      8
               (b)  Cancellation of Parent Owned Stock..................      8
               (c)  Conversion of Shares................................      8
               (d)  Shares of Dissenting Shareholders...................      8
               (e)  Withholding Tax.....................................      9
SECTION 3.02.  Exchange of Certificates................................       9
               (a)  Paying Agent........................................      9
               (b)  Exchange Procedure..................................      9
               (c)  No Further Ownership Rights in
                     Shares.............................................     10
               (d)  No Liability........................................     10


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                                                                  Contents, p. 2


                                                                            Page
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                                   ARTICLE IV

                  Representations and Warranties of the Company

SECTION 4.01.  Organization.............................................     11
SECTION 4.02.  Subsidiaries.............................................     11
SECTION 4.03.  Capitalization...........................................     11
SECTION 4.04.  Authority................................................     12
SECTION 4.05.  Consents and Approvals; No Violations....................     13
SECTION 4.06.  SEC Reports and Financial Statements.....................     14
SECTION 4.07.  Absence of Certain Changes or Events.....................     15
SECTION 4.08.  No Undisclosed Liabilities...............................     15
SECTION 4.09.  Information Supplied.....................................     16
SECTION 4.10.  Benefit Plans; Employees and Employment
                  Practices ............................................     16
SECTION 4.11.  Contracts................................................     18
SECTION 4.12.  Litigation ..............................................     19
SECTION 4.13.  Compliance with Applicable Law...........................     19
SECTION 4.14.  Tax Matters..............................................     20
SECTION 4.15.  State Takeover Statutes..................................     22
SECTION 4.16.  Brokers; Schedule of Fees and Expenses...................     22
SECTION 4.17.  Opinion of Financial Advisor.............................     22
SECTION 4.18.  Intellectual Property....................................     23
SECTION 4.19.  Certain Agreements.......................................     25
SECTION 4.20.  Indebtedness.............................................     25
SECTION 4.21.  Rights Agreement.........................................     25
SECTION 4.22   Director Stock Options ..................................     26

                                    ARTICLE V

                         Representations and Warranties
                                of Parent and Sub

SECTION 5.01.  Organization ............................................     26
SECTION 5.02.  Authority................................................     26
SECTION 5.03.  Consents and Approvals; No Violations ...................     27
SECTION 5.04.  Information Supplied.....................................     28
SECTION 5.05.  Interim Operations of Sub................................     28
SECTION 5.06.  Brokers..................................................     28
SECTION 5.07.  Financing................................................     28


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                                                                  Contents, p. 3


                                                                            Page
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                                   ARTICLE VI

                                    Covenants

SECTION 6.01.  Covenants of the Company.................................     29
               (a)  Ordinary Course.....................................     29
               (b)  Dividends; Changes in Stock.........................     29
               (c)  Issuance of Securities..............................     29
               (d)  Governing Documents.................................     30
               (e)  No Acquisitions.....................................     30
               (f)  No Dispositions.....................................     30
               (g)  Advice of Changes; Filings..........................     30
               (h)  Tax Matters.........................................     30
               (i)  Capital Expenditures................................     31
               (j)  Discharge of Liabilities............................     31
               (k)  Material Contracts..................................     31
               (l)  General.............................................     31
SECTION 6.02.  No Solicitation..........................................     31
SECTION 6.03.  Other Actions............................................     34

                                   ARTICLE VII

                              Additional Agreements

SECTION 7.01.  Shareholder Approval; Preparation of
                  Proxy Statement.......................................     34
SECTION 7.02.  Access to Information....................................     35
SECTION 7.03.  Reasonable Efforts.......................................     36
SECTION 7.04.  Company Stock Options....................................     36
SECTION 7.05.  Directors................................................     37
SECTION 7.06.  Fees and Expenses........................................     37
SECTION 7.07.  Indemnification; Insurance...............................     39
SECTION 7.08.  Certain Litigation.......................................     39
SECTION 7.09.  Rights Agreement.........................................     39

                                  ARTICLE VIII

                                   Conditions

SECTION 8.01.  Conditions to Each Party's Obligation To
                  Effect the Merger.....................................     40
               (a)  Company Shareholder Approval........................     40
               (b)  No Injunctions or Restraints........................     40
               (c)  Purchase of Shares..................................     41


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                                                                  Contents, p. 4


                                                                            Page
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                                   ARTICLE IX

                            Termination and Amendment

SECTION 9.01.  Termination..............................................     41
SECTION 9.02.  Effect of Termination....................................     42
SECTION 9.03.  Amendment................................................     43
SECTION 9.04.  Extension; Waiver........................................     43

                                    ARTICLE X

                                  Miscellaneous

SECTION 10.01. Nonsurvival of Representations,
                  Warranties and Agreements.............................     43
SECTION 10.02. Notices..................................................     44
SECTION 10.03. Interpretation...........................................     45
SECTION 10.04. Counterparts.............................................     45
SECTION 10.05. Entire Agreement; No Third Party
                  Beneficiaries.........................................     45
SECTION 10.06. Governing Law............................................     46
SECTION 10.07. Publicity................................................     46
SECTION 10.08. Assignment...............................................     46
SECTION 10.09. Enforcement..............................................     46

EXHIBIT A -- Conditions of the Offer


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                         AGREEMENT AND PLAN OF MERGER dated as of November 12,
                  1996, among INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation ("Parent"), INDIGO ACQUISITION CORP., a Washington corporation and a wholly owned subsidiary of Parent ("Sub"), and EDMARK CORPORATION, a Washington corporation (the "Company").

            WHEREAS, the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement has been authorized by all necessary corporate action on behalf of Parent and Sub and has been approved by the Board of Directors of the Company;

            WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of Common Stock, no par value, of the Company (the "Company Common Stock"; the shares of Company Common Stock being hereinafter collectively referred to as the "Shares"), including the associated Rights (as defined in
Section 4.03)), at a purchase price (the "Offer Price") of $15.50 per Share (including the associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement;

            WHEREAS, the merger of Sub with the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Share, other than Shares owned directly or indirectly by Parent and Dissenting Shares (as defined in Section 3.01(d)), will be converted into the right to receive in cash the price per share paid in the Offer, has been authorized by all necessary corporate action on behalf of Parent and Sub and has been approved by the Board of Directors of the Company;

            WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, Parent, Sub and certain shareholders of the Company are entering into a Shareholder Agreement (the "Shareholder Agreement") pursuant to which such shareholders have, among other things, agreed to sell all such shareholders' Shares to Sub at the price per Share paid in the Offer, upon the terms and subject to the conditions set

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forth in the Shareholder Agreement; and the Shareholder Agreement has been approved by the Board of Directors of the Company;

            WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, Parent and certain shareholders of the Company who are employed by the Company are entering into Noncompetition Agreements (the "Noncompetition Agreements") pursuant to which such shareholders have, among other things, agreed to not have any Relationship (as defined in the Noncompetition Agreements) with certain third parties during the Noncompetition Period (as defined in the Noncompetition Agreements); and

            WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

                                    ARTICLE I

                                    The Offer

            SECTION 1.01. The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than five business days after the date of the public announcement by Parent and the Company of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (the "Offer Conditions") (any of which may be waived in whole or in part by Sub in its sole discretion, provided that, without the consent of the Company, Sub shall not waive the Minimum Condition (as defined in Exhibit A)) and to the terms and conditions of this Agreement. Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub

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shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the
Offer Price, (iii) amend or add to the Offer Conditions, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived,
(ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 25 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as promptly as practicable after the expiration of the Offer.

            (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and Sub agree that the Offer Documents shall comply as to form in all material respects with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and the Offer Documents, on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Sub with respect to information supplied by the Company or any of its shareholders specifically for inclusion or incorporation by

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reference in the Offer Documents. Each of Parent, Sub and the Company agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the shareholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

            (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

            SECTION 1.02. Company Actions. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions adopting this Agreement and approving the Shareholder Agreement, approving the Offer and the Merger, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's shareholders, recommending that the Company's shareholders accept the Offer, tender their shares pursuant to the Offer and approve this Agreement (if required) and approving the acquisition of Shares by Sub pursuant to the Offer and the Shareholder Agreement and the other transactions contemplated by this Agreement and the Shareholder Agreement. The Company has been advised by each of its directors and executive officers that each such person intends to tender all Shares owned by such person pursuant to the Offer.

            (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in paragraph (a) and shall mail the

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Schedule 14D-9 to the shareholders of the Company. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Parent or Sub specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to shareholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

            (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's shareholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in

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confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their reasonable efforts to cause their agents to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control.

                                   ARTICLE II

                                   The Merger

            SECTION 2.01. The Merger. Subject to the last two sentences of this
Section 2.01, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Washington Business Corporation Act (the "WBCA"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.03). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the WBCA. At the election of Parent, (i) any direct or indirect wholly owned subsidiary (as defined in Section 10.03) of Parent may be substituted for and assume all of the rights and obligations of Sub as a constituent corporation in the Merger or (ii) the Company may be merged with and into Sub with Sub continuing as the Surviving Corporation with the effects set forth above and in Section 2.04. In either such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

            SECTION 2.02. Closing. The closing of the Merger will take place at 10:00 a.m. (New York City time) on a date to be specified by Parent or Sub, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another date, time or place is agreed to in writing by the parties hereto.

            SECTION 2.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file articles of

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merger or other appropriate documents (in any such case, the "Articles of
Merger") executed in accordance with the relevant provisions of the WBCA and shall make all other filings or recordings required under the WBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Washington Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

            SECTION 2.04. Effects of the Merger. The Merger shall have the effects set forth in Section 23B.11.060 of the WBCA.

            SECTION 2.05. Articles of Incorporation and Bylaws. (a) The Amended and Restated Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

            (b) The Bylaws of the Company, as amended and restated and as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

            SECTION 2.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

            SECTION 2.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

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                                   ARTICLE III

                Effect of the Merger on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

            SECTION 3.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Sub:

            (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation.

            (b) Cancellation of Parent Owned Stock. Each Share that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

            (c) Conversion of Shares. Subject to Section 3.01(d), each issued and outstanding Share (other than Shares to be canceled in accordance with Section 3.01(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the price paid in the Offer (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

            (d) Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a "Dissenting Shareholder") who does not vote to approve the Merger and complies with all the provisions of the WBCA concerning the right of holders of Shares to dissent from the Merger and require payment of fair value (as defined in the WBCA) for their Shares ("Dissenting Shares") shall not be converted as described in Section 3.01(c), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting

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      Shareholder pursuant to the WBCA. If, after the Effective Time, such
      Dissenting Shareholder withdraws his demand or fails to perfect or otherwise loses his rights as a Dissenting Shareholder to payment of fair value, in any case pursuant to the WBCA, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for fair value for Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

            (e) Withholding Tax. The right of any shareholder to receive the Merger Consideration shall be subject to and reduced by the amount of any required tax withholding obligation.

            SECTION 3.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent in the Merger (the "Paying Agent"), and, from time to time on, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in amounts and at the times necessary for the prompt payment of the Merger Consideration upon surrender of certificates representing Shares as part of the Merger pursuant to
Section 3.01 (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent).

            (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon

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surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

            (c) No Further Ownership Rights in Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

            (d) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered

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                                                                              11


prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.05)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

                                   ARTICLE IV

                  Representations and Warranties of the Company

            The Company represents and warrants to Parent and Sub as follows:

            SECTION 4.01. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect (as defined in Section 10.03) on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. The Company has delivered to Parent complete and correct copies of its Amended and Restated Articles of Incorporation and Bylaws, as amended and restated.

            SECTION 4.02. Subsidiaries. Except pursuant to contracts, agreements, arrangements or understandings referred to in Section 4.19 and except for shares of publicly-traded companies owned by the Company which collectively have a market value of less than $5,000, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

            SECTION 4.03. Capitalization. The authorized capital stock of the Company consists of 30,000,000 Shares. At the close of business on November 10, 1996, (i) 6,632,111

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                                                                              12


Shares were issued and outstanding, and (ii) 1,248,110 Shares were reserved for issuance upon exercise of outstanding Company Stock Options (as defined in Section 7.04(a)). Except as set forth above, for Shares reserved for issuance in connection with the rights (the "Rights") to purchase Shares issued pursuant to the Shareholder Rights Agreement dated as of November 29, 1995 (the "Rights Agreement") between the Company and ChaseMellon Shareholder Services, L.L.C. (as successor to First Interstate Bank of Washington, N.A.), as rights agent, and for Shares reserved for issuance pursuant to the Company's employee stock purchase plan, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company. As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

            SECTION 4.04. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement by the holders of two-thirds of the Shares (the "Company Shareholder Approval")). The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than, with respect to the Merger, the Company

Shareholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

            SECTION 4.05. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act (including the filing with the SEC of the Schedule 14D-9 and a proxy statement relating to any required approval by the Company's shareholders of this Agreement (the "Proxy Statement")), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the WBCA or the laws of other states in which the Company is qualified to do or is doing business, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Amended and Restated Articles of Incorporation or Bylaws, as amended and restated, of the Company, (ii) require any filing with, or permit, authorization, consent or approval of, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity") (except where the failure to make such filings or to obtain such permits, authorizations, consents or approvals would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, except in the case of clauses (iii) or (iv) for violations, breaches or defaults that could not reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger.

            SECTION 4.06. SEC Reports and Financial Statements. The Company has filed with the SEC, and has heretofore made available to Parent, true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since June 30, 1995 under the Exchange Act or the Securities Act of 1933 (the "Securities Act") (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "Company SEC Documents"). The Company SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a subsequently filed Company Filed SEC Document (as defined in Section 4.07) (a copy of which has been made available to Parent prior to the date hereof), none of the Company SEC Documents contains an untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the financial position of the Company as at the dates thereof and the results of its operations and cash flows for the periods then ended.

            SECTION 4.07. Absence of Certain Changes or Events. Except as disclosed in Schedule 4.07 or in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Company Filed SEC Documents"), since June 30, 1996, the Company has conducted its business only in the ordinary course, and there has not been (i) any material adverse change (as defined in Section 10.03) with respect to the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company to any officer of the Company of any increase in compensation (including in connection with promotions), except in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of June 30, 1996, (y) any granting by the Company to any such officer of any increase in severance or termination pay, except as required under employment, severance or termination agreements in effect as of June 30, 1996, or (z) except employment agreements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company into any employment, consulting, severance, termination, change in control or indemnification agreement with any such employee or executive officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on the Company, (vi) any revaluation by the Company of any of its material assets, (vii) any material change in accounting methods, principles or practices by the Company or (viii) (A) any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 4.18) or rights thereto other than sales or licenses of its products to customers in the ordinary course of business consistent with past practice or (B) any amendment or consent with respect to any licensing or other agreement described in clause (A) above.

            SECTION 4.08. No Undisclosed Liabilities. Except as and to the extent set forth in the Company's financial statements dated as of June 30, 1996, as of June 30, 1996, the Company did not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of the Company (including the notes thereto). Since June 30, 1996, except as and to the extent set forth in the Company Filed SEC Documents, the Company has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be reasonably expected to have a material adverse effect on the Company.

            SECTION 4.09. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or
(iv) the Proxy Statement, will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's shareholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholders Meeting (as defined in Section 7.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

            SECTION 4.10. Benefit Plans; Employees and Employment Practices. (a) Except as disclosed in the Company Filed SEC Documents, since June 30, 1996 there has not been any adoption or amendment in any material respect (including any increase or improvements in benefits or coverage) by the Company of any Benefit Plan (as defined in Section 4.10(b)). Except as disclosed in Schedule 4.10(a), there exist no employment or consulting agreements, or any other similar arrangements or understandings (whether or not in writing), between the Company and any current or former employee, officer or director of the Company.

            (b) Schedule 4.10(b) lists each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change of control, disability, death benefit, hospitalization, medical, fringe benefit, excess benefit, supplemental executive compensation, stock appreciation, restricted stock, indemnification, collective bargaining agreement or other material employee benefit plan, policy, agreement, arrangement or understanding (whether or not in writing) providing benefits to any current or former employee, officer, director or independent contractor of the Company or any entity that is or required under Section 414 of the Code to be treated with the Company as a single employer (an "ERISA Affiliate") or with respect to which the Company or any ERISA Affiliate could have any liability (collectively, the "Benefit Plans"). The Company has delivered to Parent true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof) and each employment and consulting agreement, arrangement or understanding between the Company and any current or former employee, officer or director of the Company, (ii) the most recent annual report on Form 5500 (and related schedules and financial statements or opinions required in connection therewith) filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent actuarial report with respect to each Benefit Plan, as applicable, (iv) the most recent summary plan description (and a summary of material modifications, if applicable) for each Benefit Plan, (v) each trust agreement and group annuity contract relating to any Benefit Plan, and (vi) the most recent determination letter, if any, issued with respect to such Benefit Plan.

            (c) Each Benefit Plan has been administered in all material respects in accordance with its terms and the applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and all other applicable laws. No event has occurred and to the knowledge of the Company there exists no condition or set of conditions in connection with the Benefit Plans that, individually or in the aggregate, could have a material adverse effect on, or give rise to material liability to, the Company or any ERISA Affiliate under ERISA, the Code or any other applicable law.

            (d) Each Pension Plan intended to be qualified under Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service to the effect that such Pension Plan is so qualified under all currently applicable provisions of Section 401(a) of the Code and, to the knowledge of the Company, no circumstances exist that would adversely affect the qualification of any such Pension Plan.

            (e) No Benefit Plan is subject to Title IV of ERISA.

            (f) Each Benefit Plan may be amended or terminated without material liability to the Company or any ERISA Affiliate.

            (g) The Company has previously delivered to Parent a list which sets forth the names of all current officers, directors and employees of the Company, together with each employee's current salary, most recent bonus (excluding sales bonuses), date of birth and date of employment.

            (h) (i) There are no material controversies, strikes, work stoppages or disputes pending or threatened between the Company and any current or former employees, (ii) no labor union or other collective bargaining unit represents or has ever represented any employee of the Company and (iii) no organizational effort by any labor union or other collective bargaining unit currently is under way or threatened with respect to any employee.

            SECTION 4.11. Contracts. Except as referred to in Section 4.18 or
4.19 or disclosed in the Company Filed SEC Documents and except for contracts or agreements which have previously been delivered to Parent, there are no contracts or agreements that are material to the business, properties, financial condition or results of operations of the Company. The Company is not in violation or breach of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation or breach of or default under) any note, bond, mortgage, indenture, lease, permit, concession, franchise, license, contract, agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound, except for violations, breaches or defaults that could not reasonably be expected to have a material adverse effect on the Company.

            SECTION 4.12. Litigation. Except as disclosed in the Company Filed SEC Documents, there is no suit, claim, action, proceeding or investigation pending before any Governmental Entity or, to the best knowledge of the Company, threatened against the Company that could reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. Except as disclosed in the Company Filed SEC Documents, the Company is not subject to any outstanding judgment, order, writ, injunction or decree that could reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger.

            SECTION 4.13. Compliance with Applicable Law. The Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that would not have a material adverse effect on the Company. The Company is in compliance with the terms of the Company Permits, except where the failure so to comply would not have a material adverse effect on the Company. Except as disclosed in the Company Filed SEC Documents, to the best knowledge of the Company, the business of the Company is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company is pending or, to the best knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not be reasonably expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger.

            SECTION 4.14. Tax Matters. Except as set forth in Schedule 4.14:

            (a) The Company has timely filed all federal, state and local, domestic and foreign, income and franchise tax returns and reports and all other material tax returns and reports required to be filed by it. All such returns and reports are complete and correct in all material respects. The Company has timely paid all taxes due with respect to the taxable periods covered by such returns and reports and all other material taxes (as defined below), and the most recent financial statements contained in the Company Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements.

            (b) No federal, state or local, domestic or foreign, income or franchise tax return or report or any other material tax return or report of the Company is under audit or examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by the Company. Each material deficiency resulting from any audit or examination relating to taxes by any taxing authority has been timely paid. No material issues relating to taxes were raised by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to taxes were raised by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. No federal, state or local, domestic or foreign, tax return or report of the Company has ever been under audit or examination by the Internal Revenue Service or other relevant taxing authority, except for the Company's (i) U.S. federal tax return for the year ended June 30, 1994, which has been examined by and settled with the Internal Revenue Service, and (ii) Washington State Sales and Use tax returns for all years through June 30, 1992, which have been examined by and settled with the relevant taxing authority. The relevant statute of limitations is closed with respect to the U.S. federal tax returns of the Company for all years through June 30, 1990.

            (c) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to any taxes has been executed or filed with any taxing authority.

            (d) No material liens for taxes exist with respect to any assets or properties of the Company, except for statutory liens for taxes not yet due.

            (e) The Company is not a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

            (f) The Company will not be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state or local tax law, domestic or foreign, or for any other reason.

            (g) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company under any Benefit Plan or other compensation arrangement currently in effect.

            (h) Any amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Benefit Plan or other compensation arrangement currently in effect would not be characterized as an "excess parachute payment" or a "parachute payment" (as such terms are defined in Section 280G(b)(1) of the Code).

            (i) The Company has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of taxes (including, without limitation, withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any foreign federal laws or any state or local laws, domestic and foreign) and has, within the time and the manner prescribed by law, withheld from and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws.

            (j) As used in this Agreement, "taxes" shall include all federal, state and local, domestic and foreign, income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorum, transfer, withholding and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments or governmental charges of any nature whatsoever, including any interest penalties or additions with respect thereto.

            SECTION 4.15. State Takeover Statutes. The Board of Directors of the Company has approved the Offer, the Merger, this Agreement, the Shareholder Agreement, the acquisition of Shares by Sub pursuant to the Offer and the Shareholder Agreement and the other transactions contemplated by this Agreement and the Shareholder Agreement and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement, the Shareholder Agreement, the acquisition of Shares by Sub pursuant to the Offer and the Shareholder Agreement and the other transactions contemplated by this Agreement and the Shareholder Agreement the provisions of Chapter 23B.19 of the WBCA. To the best knowledge of the Company, no other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, this Agreement, the Shareholder Agreement, the acquisition of Shares by Sub pursuant to the Offer and the Shareholder Agreement or any of the transactions contemplated by this Agreement or the Shareholder Agreement.

            SECTION 4.16. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Alex. Brown & Sons Incorporated, the fees and expenses of which will be paid by the Company (as reflected in an agreement between such firm and the Company, a copy of which has been delivered to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

            SECTION 4.17. Opinion of Financial Advisor. The Company has received the opinion of Alex. Brown & Sons Incorporated, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.

            SECTION 4.18. Intellectual Property. (a) The Company has provided Parent with true and correct copies of all license agreements relating to Intellectual Property to which the Company is a party.

            (b) Except as set forth in Schedule 4.18(b) and except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) would not have a material adverse effect on the Company:

            (1) the Company owns, or is licensed or otherwise has the right to use (in each case, clear of any liens or encumbrances of any kind), all Intellectual Property used in or necessary for the conduct of its business as currently conducted;

            (2) no claims are pending or, to the best knowledge of the Company, threatened that the Company is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property owned by and/or licensed to the Company;

            (3) to the best knowledge of the Company, no person is infringing on or otherwise violating any right of the Company with respect to any Intellectual Property owned by and/or licensed to the Company;

            (4) none of the former or current members of management or key personnel of the Company, including all former and current employees, agents, consultants and contractors who have contributed to or participated in the conception and development of computer software or other Intellectual Property of the Company, have any valid claim against the Company in connection with the involvement of such persons in the conception and development of any computer software or other Intellectual Property of the Company, and no such claim has been asserted or threatened;

            (5) the execution and delivery of this Agreement, compliance with its terms and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any violation, breach or default (with or without notice or lapse of time or both) or give rise to any right, license or encumbrance relating to Intellectual Property owned by the Company or with respect to which the Company now has or has had any agreement with any third party, or right of termination, cancellation or acceleration of any material Intellectual Property right or obligation set forth in any agreement to which the Company is a party, or the loss or encumbrance of any Intellectual Property or material benefit related thereto, or result in or require the creation, imposition or extension of any lien or encumbrance upon any Intellectual Property or right;

            (6) no licenses or rights have been granted to distribute the source code of, or to use the source code to create Derivative Works (as hereinafter defined) of, any product currently marketed by, commercially available from or under development by the Company; and

            (7) the Company has taken reasonable and necessary steps to protect their Intellectual Property and their rights thereunder, and to the best knowledge of the Company no such rights to Intellectual Property have been lost or are in jeopardy of being lost through failure to act by the Company or any of its subsidiaries.

            As used herein, "Derivative Work" shall mean a work that is based upon one or more preexisting works, such as a revision, enhancement, modification, abridgement, condensation, expansion or any other form in which such preexisting works may be recast, transformed or adapted, and which, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement. For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a preexisting work as well as translations from one human language to another and from one type of code to another.

            (c) For purposes of this Agreement, "Intellectual Property" shall mean trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable or not in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrighted, copyrightable or not in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights and computer programs and software (including source code, object code and data); licenses, immunities, covenants not to sue and the like relating to the foregoing; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

            SECTION 4.19. Certain Agreements. The Company has delivered to Parent and its representatives true and correct copies of all contracts, agreements, arrangements or understandings to which it is a party, relating to
(i) the distribution or sale of its products or products licensed by it, and
(ii) strategic alliances, joint ventures and similar types of cooperative ventures, including the Company's agreement with Harcourt Brace School Publishers.

            SECTION 4.20. Indebtedness. The Company has no outstanding indebtedness for borrowed money, guarantees of any such indebtedness, debt securities, guarantees of such debt securities or warrants or rights to acquire any of the foregoing, nor has the Company entered into any "keep-well" or other agreement to maintain any financial statement condition of another person or any arrangement having the economic effect of any of the foregoing

            SECTION 4.21. Rights Agreement. The Rights Agreement has been amended to (i) render the Rights Agreement inapplicable to the Offer, the Merger, this Agreement, the Shareholder Agreement, the acquisition of Shares by Sub pursuant to the Offer and the Shareholder Agreement and the other transactions contemplated by this Agreement and the Shareholder Agreement and
(ii) ensure that (y) none of Parent, Sub or any of their respective affiliates is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement and (z) a

Distribution Date (as defined in the Rights Agreement) does not occur by reason of the Offer, the Merger, the execution of this Agreement or the Shareholder Agreement, the acquisition of Shares by Sub pursuant to the Offer or the Shareholder Agreement or the other transactions contemplated by this Agreement or the Shareholder Agreement.

            SECTION 4.22. Director Stock Options. Except as set forth on
Schedule 4.22, each director or former director of the Company who holds any Company Stock Options on the date hereof has agreed in writing prior to the date hereof or concurrently herewith that all Company Stock Options (other than Company Stock Options granted under the Edmark Corporation Stock Option Plan (Restated as of July 14, 1995)) which have not been exercised and which remain outstanding at the time Sub accepts Shares for payment in the Offer shall be canceled and be of no further force or effect, and such director or former director shall have no rights after such time with respect to Company Stock Options which have not been exercised.

                                    ARTICLE V

                         Representations and Warranties
                                of Parent and Sub

            Parent and Sub represent and warrant to the Company as follows:

            SECTION 5.01. Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not be reasonably expected to prevent or materially delay the consummation of the Offer and/or the Merger.

            SECTION 5.02. Authority. Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of

Parent and Sub are necessary to authorize this Agreement or to consummate such transactions. No vote of Parent shareholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

            SECTION 5.03. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act (including the filing with the SEC of the Offer Documents), the HSR Act, the WBCA or the laws of other states in which Parent is qualified to do or is doing business, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will
(i) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or bylaws of Parent and Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to make such filings or to obtain such permits, authorizations, consents or approvals would not be reasonably expected to prevent or materially delay the consummation of the Offer and/or the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses
(iii) and (iv) for violations, breaches or defaults that could not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer and/or the Merger.

            SECTION 5.04. Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement or (iv) the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's shareholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

            SECTION 5.05. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

            SECTION 5.06. Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

            SECTION 5.07. Financing. Parent has sufficient funds available to purchase, or to cause Sub to purchase, all the Shares pursuant to the Offer and the Merger and to pay all fees and expenses related to the transactions contemplated by this Agreement.

                                   ARTICLE VI

                                    Covenants

            SECTION 6.01. Covenants of the Company. Until such time as Parent's designees shall constitute a majority of the members of the Board of Directors of the Company, the Company agrees that (except as expressly contemplated or permitted by this Agreement or except to the extent that Parent shall otherwise consent in writing):

            (a) Ordinary Course. The Company shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (it being understood that the foregoing does not cover future events resulting from public announcement of the Offer or the Merger) and in compliance in all material respects with all applicable laws and regulations and shall use all reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with the Company.

            (b) Dividends; Changes in Stock. The Company shall not (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities of the Company or any rights, warrants or options to acquire any such shares or other securities.

            (c) Issuance of Securities. The Company shall not issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock) other than the issuance of Shares (i) upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with the terms of such Company Stock Options and (ii) in accordance with the terms of the Edmark

Corporation 1994 Employee Stock Purchase Plan as in effect on the date of this Agreement.

            (d) Governing Documents. The Company shall not amend or propose to amend its Amended and Restated Articles of Incorporation or Bylaws, as amended and restated.

            (e) No Acquisitions. The Company shall not acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company, except purchases of inventory in the ordinary course of business consistent with past practice.

            (f) No Dispositions. Other than sales or licenses of its products in the ordinary course of business consistent with past practice, the Company shall not sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets.

            (g) Advice of Changes; Filings. The Company shall confer on a regular and frequent basis with Parent, as reasonably requested by Parent, report on operational matters and promptly advise Parent orally and in writing of any material adverse change with respect to the Company. The Company shall promptly provide to Parent (or its counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

            (h) Tax Matters. The Company shall not make any tax election that would have a material adverse effect on the tax liability or tax attributes of the Company or settle or compromise any tax liability of the Company. The Company shall, before filing or causing to be filed any tax return of the Company or settling any tax liability not described in the preceding sentence, consult with Parent and its advisors as to the positions and elections that may be taken or made with respect to such return, and shall take such positions or make such elections as the Company and Parent shall jointly agree.

            (i) Capital Expenditures. The Company shall not make or agree to make any new capital expenditure or expenditures other than in accordance with the Company's fiscal year 1997 budget approved by the Company's Board of Directors, a copy of which budget has been made available to Parent, which capital expenditures do not exceed $250,000 in the aggregate.

            (j) Discharge of Liabilities. The Company shall not pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations recognized or disclosed in the most recent financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice.

            (k) Material Contracts. Except in the ordinary course of business, the Company shall not (i) modify, amend or terminate any material contract or agreement to which the Company is a party, (ii) waive, release or assign any material rights or claims or (iii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party.

            (l) General. The Company shall not authorize any of, or commit or agree to take any of, the foregoing actions otherwise prohibited by this Section 6.01.

            SECTION 6.02. No Solicitation. (a) The Company shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). The Company shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to a Takeover Proposal which was not solicited subsequent to the date hereof, and subject to compliance with
Section 6.02(c), (x) furnish information with respect to the Company to any person pursuant to a confidentiality agreement in a form approved by Parent (such approval not to be unreasonably withheld) and (y) participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or executive officer of the Company or any investment banker, financial advisor, attorney, accountant or other representative or agent of the Company shall be deemed to be a breach of this
Section 6.02(a) by the Company. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer, or any expression of interest by any third party relating to the Company's willingness or ability to receive or discuss a proposal or offer, other than a proposal or offer by Parent or any of its subsidiaries, for a merger, consolidation or other business combination involving, or any purchase of, all or substantially all of the assets or more than 30% of the Shares.

            (b) Except as set forth in this Section 6.02, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors of the Company may, in response to a Takeover Proposal which was not solicited subsequent to the date hereof (subject to this and the following sentences), (x) withdraw or modify its approval or recommendation of the Offer, the Merger or this Agreement or (y) approve or recommend a Superior Proposal (as defined below) or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to a Superior Proposal), but in each of the cases set forth in this clause (y) only at a time that is after the second business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any bona fide Takeover Proposal made by a third party on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Offer and the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being financed by such third party.

            (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.02, the Company shall immediately advise Parent orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. The Company will immediately inform Parent of any material change in the details (including amendments or proposed amendments) of any such request or Takeover Proposal.

            (d) Nothing contained in this Section 6.02 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 6.02(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer, the Merger or this Agreement or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

            SECTION 6.03. Other Actions. The Company shall not take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the Offer Conditions not being satisfied (subject to the Company's right to take actions specifically permitted by Section 6.02).

                                   ARTICLE VII

                              Additional Agreements

            SECTION 7.01. Shareholder Approval; Preparation of Proxy Statement.
(a) If the Company Shareholder Approval is required by law, the Company shall, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of obtaining the Company Shareholder Approval. The Company shall, through its Board of Directors, recommend to its shareholders that the Company Shareholder Approval be given. Notwithstanding the foregoing, if Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares, the parties shall, at the option and request of Parent, take all necessary and appropriate action to cause the Merger (as a merger of the Company with and into Sub in accordance with Section 2.01) to become effective as soon as practicable after the expiration of the Offer without a Shareholders Meeting in accordance with Section 23B.11.040 of the WBCA. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 7.01(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of the Offer, this Agreement or the Merger.

            (b) If the Company Shareholder Approval is required by law, the Company shall, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and shall use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

            (c) Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent or any subsidiary of Parent to be voted in favor of the Company Shareholder Approval.

            SECTION 7.02. Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject (from which it shall use reasonable efforts to be released), the Company shall afford to Parent and to the officers, employees, accountants, counsel and other representatives of Parent access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal or state securities laws or the federal tax laws, or state, local or foreign tax laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (including the Company's outside accountants' work papers). Except as otherwise agreed to by the Company, unless and until Parent and Sub shall have purchased a majority of the outstanding Shares pursuant to the Offer or otherwise, and notwithstanding termination of this Agreement, the terms of the IBM Business Development Non-Disclosure Agreement dated August 29, 1996 between Parent and the Company shall apply to all information about the Company which has been furnished under this Agreement by the Company to Parent or Sub.

            SECTION 7.03. Reasonable Efforts. Each of the Company, Parent and Sub agree to use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Offer and the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Offer and the Merger. Each of the Company, Parent and Sub shall, and shall cause its subsidiaries to, use its reasonable efforts to take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by the Company, Parent, Sub or any of their subsidiaries in connection with the Offer and the Merger or the taking of any action contemplated thereby or by this Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets.

            SECTION 7.04. Company Stock Options. Holders of outstanding options to purchase Shares (a "Company Stock Option") under each of the Company's stock option plans (the "Company Stock Option Plans") may exercise such Company Stock Options in accordance with their terms as of the date hereof and tender all or any portion of the Shares delivered pursuant to such exercise in response to the Offer. The parties acknowledge and agree that all Company Stock Options granted under the Edmark Corporation Stock Option Plan (restated as of July 14, 1995) terminate in accordance with their terms prior to the Effective Time.

            SECTION 7.05. Directors. Promptly upon the acceptance for payment of, and payment for, Shares by Sub pursuant to the Offer, Sub shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, a majority of such directors, and the Company shall, at such time, cause Sub's designees to be so elected by its existing Board of Directors; provided, however, that in the event that Sub's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least two directors who are directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Parent, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to, and to constitute a majority of the Company's Board of Directors as provided above.

            SECTION 7.06. Fees and Expenses. (a) Except as provided below in this Section 7.06, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

            (b) The Company shall pay, or cause to be paid, in same day funds to Parent the sum of (x) the Expenses (as hereinafter defined) and (y) $4,000,000 (the "Termination Fee") under the circumstances and at the times set forth as follows:

            (i) if the Company terminates this Agreement under Section 9.01(e), the Company shall pay the Expenses and the Termination Fee upon demand;

            (ii) if Parent or Sub terminates this Agreement under Section 9.01(d), the Company shall pay the Expenses upon demand; in addition, if within 12 months after such termination (or concurrently therewith), the Company shall enter into an Acquisition Agreement providing for a Takeover Proposal or a transaction resulting from a Takeover Proposal shall be consummated, the Company shall pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such transaction; and

            (iii) if, at the time of any other termination of this Agreement (other than pursuant to Section 9.01(a) or Section 9.01(b)(ii) or by the Company pursuant to Section 9.01(f)), a Takeover Proposal shall have been made (other than a Takeover Proposal made prior to the date hereof), the Company shall pay the Expenses, if terminated by the Company, concurrently therewith or, if terminated by Parent, upon demand; in addition, if within 12 months of such termination (or concurrently therewith), the Company shall enter into an Acquisition Agreement providing for a Takeover Proposal or a transaction resulting from a Takeover Proposal shall be consummated, the Company shall pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such transaction.

"Expenses" shall mean reasonable documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of law firms, accountants, experts and consultants to Parent, but excluding all fees and expenses of commercial banks and investment banking firms.

            SECTION 7.07. Indemnification; Insurance. (a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "Indemnified Parties") of the Company as provided in its Amended and Restated Articles of Incorporation or Bylaws, as amended and restated, shall survive the Merger and shall continue in full force and effect in accordance with their terms.

            (b) For six years from the Effective Time, Parent shall, unless Parent agrees in writing to guarantee the indemnification obligations set forth in Section 7.07(a), maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent); provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance, which the Company represents is $150,000; and, provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

            (c) This Section 7.07 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

            SECTION 7.08. Certain Litigation. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any shareholder of the Company relating to the Offer, the Merger, this Agreement, the Shareholder Agreement or the Noncompetition Agreements, without the prior written consent of Parent. In addition, the Company shall not voluntarily cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Offer or the Merger and shall cooperate with Parent and Sub to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger.

            SECTION 7.09. Rights Agreement. The Company shall take all necessary action to (i) render the Rights Agreement inapplicable to the Offer, the Merger, this Agreement, the Shareholder Agreement, the acquisition of Shares by Sub pursuant to the Offer and the Shareholder Agreement and the other transactions contemplated by this Agreement and the Shareholder Agreement and (ii) ensure that (y) none of Parent, Sub or any of their respective affiliates is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement and (z) a Distribution Date (as defined in the Rights Agreement) does not occur by reason of the Offer, the Merger the execution of this Agreement or the Shareholder Agreement, the acquisition of Shares by Sub pursuant to the Offer or the Shareholder Agreement or the other transactions contemplated by this Agreement or the Shareholder Agreement. Except as provided above or as requested in writing by Parent, the Board of Directors of the Company shall not
(i) amend the Rights Agreement or (ii) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate a Takeover Proposal.

                                  ARTICLE VIII

                                   Conditions

            SECTION 8.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver prior to the Closing Date of the following conditions:

            (a) Company Shareholder Approval. If required by applicable law, the Company Shareholder Approval shall have been obtained.

            (b) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

            (c) Purchase of Shares. Sub shall have previously accepted for payment and paid for Shares pursuant to the Offer.

                                   ARTICLE IX

                            Termination and Amendment

            SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the shareholders of the Company:

            (a) by mutual written consent of Parent and the Company;

            (b) by either Parent or the Company:

                  (i) if (x) as a result of the failure of any of the Offer
            Conditions the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment any Shares pursuant to the Offer or (y) Sub shall not have accepted for payment any Shares pursuant to the Offer prior to February 28, 1997; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of representation or warranty under this Agreement by such party; or

                  (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

            (c) by Parent or Sub prior to the purchase of Shares pursuant to the Offer in the event of a breach or failure to perform by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Exhibit A and (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company;

            (d) by Parent or Sub if either Parent or Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) of Exhibit A to this Agreement;

            (e) by the Company in accordance with Section 6.02(b), provided that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of any payment) of Expenses and the Termination Fee; or

            (f) by the Company, if Parent or Sub shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to Parent or Sub, as applicable, except, in any case, such breaches and failures which are not reasonably likely to affect adversely Parent's or Sub's ability to consummate the Offer or the Merger.

            SECTION 9.02. Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to the last sentence of Section 1.02(c), Section 4.16, Section 5.06, the last sentence of Section 7.02, Section 7.06, this Section 9.02 and Article X; provided, however, that nothing herein shall relieve any party for liability for any wilful breach hereof.

            SECTION 9.03. Amendment. This Agreement may be amended by the parties hereto, by duly authorized action taken, at any time before or after obtaining the Company Shareholder Approval, but, after the purchase of Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration and, after the Company Shareholder Approval, no amendment shall be made which by law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Following the election or appointment of the Sub's designees pursuant to Section 7.05 and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement or (iii) extend the time for performance of Parent and Sub's respective obligations under this Agreement.

            SECTION 9.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, subject to Section 9.03, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                    ARTICLE X

                                  Miscellaneous

            SECTION 10.01. Nonsurvival of Representations, Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the acceptance for payment of, and payment for, Shares by Sub pursuant to the Offer. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger, including Section 7.07.

            SECTION 10.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a) if to Parent or Sub, to

                International Business Machines Corporation
                Old Orchard Road
                Armonk, NY 10504

                Attention:  Mr. Lee A. Dayton

                Telecopy No.:  (914) 765-7803

                with a copy to:

                Cravath, Swaine & Moore
                Worldwide Plaza
                825 Eighth Avenue
                New York, NY 10019-7475

                Attention:  Allen Finkelson, Esq.

                Telecopy No.:  (212) 474-3700

                and

            (b) if to the Company, to

                Edmark Corporation
                6727 - 185th Avenue NE
                Redmond, WA 98052

                Attention:  Ms. Donna G. Stanger

                Telecopy No.:  (206) 556-3700

                with a copy to:

                Lane Powell Spears Lubersky LLP
                1420 Fifth Avenue, Suite 4100
                Seattle, WA 98101-2338

                Attention:  Michael E. Morgan, Esq.

                Telecopy No.:  (206) 223-7107

            SECTION 10.03. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. As used in this Agreement, "material adverse change" or "material adverse effect" means, when used in connection with the Company, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that, individually or in the aggregate with any such other changes or effects, is materially adverse to the business, properties, financial condition or results of operations of the Company.

            SECTION 10.04. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            SECTION 10.05. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 7.07, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            SECTION 10.06. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law, except to the extent the WBCA shall be held to govern the terms of the Merger.

            SECTION 10.07. Publicity. Except as otherwise required by law, court process or the rules of the NYSE or the Nasdaq National Market or as contemplated or provided elsewhere herein, for so long as this Agreement is in effect, neither the Company nor Parent shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement, the Shareholder Agreement or the Noncompetition Agreements without the consent of the other party, which consent shall not be unreasonably withheld.

            SECTION 10.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            SECTION 10.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

            IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                  INTERNATIONAL BUSINESS MACHINES
                                  CORPORATION,

                                      by  /s/ Lee A. Dayton
                                          ----------------------------
                                        Name:  Lee A. Dayton
                                        Title: Vice President,
                                                 Corporate Development
                                                 & Real Estate


                                  INDIGO ACQUISITION CORP.,

                                      by  /s/ Lee A. Dayton
                                          ----------------------------
                                        Name:  Lee A. Dayton
                                        Title:  President


                                  EDMARK CORPORATION,

                                      by  /s/ Donna G. Stanger
                                          ----------------------------
                                        Name:  Donna G. Stanger
                                        Title:  Vice President -
                                                  Product Development

                                                                       EXHIBIT A

                             Conditions of the Offer

            Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute two-thirds of the outstanding Shares (determined on a fully diluted basis for all outstanding stock options and any other rights to acquire Shares) (the "Minimum Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of this Agreement):

            (a) there shall be threatened instituted or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or Sub of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Shareholder Agreement, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of Parent's subsidiaries of a material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, in each case as a result of the Offer or any of the other transactions contemplated by this Agreement, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or (v) which otherwise is reasonably likely to have a material adverse effect on the Company;

            (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, by any Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
      (v) of paragraph (a) above;

            (c) there shall have occurred any material adverse change with respect to the Company;

            (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer or the Merger or its adoption of this Agreement, or approved or recommended any Takeover Proposal, (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with Section 6.02(b) of this Agreement or (iii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

            (e) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of this Agreement and at the scheduled or extended expiration of the Offer;

            (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under this Agreement, which failure to perform or comply has not been cured within 5 business days after the giving of written notice to the Company; or

            (g) this Agreement shall have been terminated in accordance with its terms.

            The foregoing conditions are for the sole benefit of Parent and Sub and may, subject to the terms of this Agreement, be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement to which this Exhibit A is a part.